Exhibit 99.1

3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

News Release

Contacts:

Brian J. Clark, Executive Vice President and Chief Financial Officer, Stanley

(703) 310-3236

Lawrence Delaney, Jr., Investor Relations Counsel, Stanley

(703) 739-7410

FOR IMMEDIATE RELEASE

Stanley Reports Financial Results

for First Quarter of Fiscal Year 2010

Highlights:

•                  First Quarter revenues up 21% to $208.7 million;

•                  First Quarter operating income up 31%, operating margin a record 9.0%; and

•                  Record diluted EPS of $0.45 for first quarter exceeds guidance.

ARLINGTON, Va. — August 4, 2009 — Stanley, Inc. (NYSE: SXE), a leading provider of systems integration and professional services to the U.S. federal government, today announced healthy revenue growth and strong profitability for its first quarter of fiscal year 2010 ended June 26, 2009. The company also lowered fiscal year 2010 revenue and earnings guidance based on delayed award activity.

First-quarter revenues were within company guidance, and diluted EPS exceeded the high end of company guidance by $0.02. Stanley’s revenue growth for the first quarter resulted primarily from U.S. Marine Corps and Joint Strike Fighter program office network operations and cyber security efforts; support for the U.S. Central Command’s biometrics programs in Iraq and Afghanistan; provision of information technology and professional services for various Department of Defense customers; and support services to the U.S. Army Intelligence and Security Command.

First-Quarter Fiscal Year 2010 Results:

Revenues for the first quarter ended June 26, 2009, were $208.7 million, an increase of 21 percent over first-quarter fiscal year 2009 revenues of $172.6 million. Organic revenue growth(1) was 5 percent. EBITDA(2) was $21.6 million for the quarter, an increase of 34 percent over EBITDA of $16.1 million in

(1) Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. Stanley believes that this non-GAAP financial measure provides useful information because it allows management and investors to better assess the underlying growth rate of the company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Please see the reconciliation table at the end of this release that reconciles GAAP revenue to organic revenue.

(2) EBITDA is a non-GAAP measure that is defined as GAAP net income (loss) plus other expense (income), interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because it is one of the measures used by our board of directors and management to evaluate our business and we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Please refer to the table at the end of this release that reconciles GAAP net income to EBITDA.

Stanley Reports Financial Results for First Quarter of Fiscal Year 2010

the year-ago quarter, driven by organic revenue growth, the acquisition of Oberon Associates, Inc. in July 2008 and improved EBITDA margin. EBITDA margin for the first quarter was 10.3 percent compared with 9.4 percent a year earlier, due primarily to a greater proportion of more profitable time-and-materials and fixed-price contracts, as opposed to cost-plus-fee contracts. Operating income was $18.7 million, up 31 percent from $14.3 million in the same quarter of last fiscal year. Operating margin was 9.0 percent versus 8.3 percent in the first quarter of fiscal 2009. The increases in operating income and margin resulted primarily from the factors improving EBITDA, partially offset by the amortization of purchased intangibles related to the acquisition of Oberon.

Net income for the quarter was $10.7 million versus $8.3 million a year ago. Diluted earnings per share for the quarter were $0.45 compared with diluted earnings per share of $0.35 for the first quarter of fiscal year 2009.

Contract backlog at June 26, 2009, was $2.0 billion, essentially unchanged from both fourth-quarter and first-quarter fiscal year 2009 contract backlog.

First-Quarter Fiscal Year 2010 and Recent Operational Highlights:

•                  First-quarter bookings totaled $207 million, equating to a book-to-bill ratio of 1.0:1.

•                  Among recent new business awards and additional tasking:

•                  A $120 million, three-year, time-and-materials contract to continue system and software engineering support to the U.S. Army Communications-Electronics Command;

•                  A $13 million, one-year, proof-of-concept contract to collect voice samples in support of a U.S. Army biometric effort;

•                  A $10 million, two-year, time-and-materials contract to provide program management, acquisition management, systems engineering and logistics management services in support of special logistics projects for the Naval Sea Logistics Center;

•                  An $8 million, five-year, firm-fixed-price contract to provide technical services to support and maintain the U.S. Marine Corps Systems Command Total Force Retention System;

•                  A $6 million modification to the Joint Strike Fighter contract for cyber security and operational test and evaluation network support;

•                  More than $2 million in new awards by the Defense Information Systems Agency for operational support to the U.S. Army Intelligence Center Language and Technology Office and systems engineering for reprogrammable ultra high frequency satellite communications combat radios; and

•                  More than $2 million in modifications to the U.S. Marine Corps Common Logistics Command and Control System and Storage and Retrieval Asset Tracking System contracts for support in Afghanistan.

Cash flow from operations for the first quarter of fiscal year 2010 was $9.4 million. Days sales outstanding for the first quarter was 84 days, up from 79 days for the fourth quarter of fiscal year 2009.

“Stanley continues to post record operating margins and net income as we see more favorable contract mix and realize greater operational efficiencies,” said Phil Nolan, Stanley’s chairman, president and CEO. “Although we have lowered our revenue and earnings expectations for fiscal year 2010, we believe our strong pipeline of new business opportunities positions us well for continued top-line growth in the coming quarters, especially as several large key procurements are ultimately awarded.”

Management’s Outlook:

Based on the company’s current contract backlog and management’s estimate as to future tasking and contract awards, Stanley is issuing guidance for its second quarter of fiscal 2010 and updating

Stanley Reports Financial Results for First Quarter of Fiscal Year 2010

guidance for full fiscal year 2010. The table below represents management’s current expectations about future financial performance, based on information available at this time:

	Second Quarter Fiscal Year 2010 Ending September 25, 2009	Fiscal Year 2010 Ending March 31, 2010

Revenues	$206 – $213 million	$825 – $875 million
Diluted EPS	$0.41 – $0.43	$1.68 – $1.74
Diluted projected share count	24.0 – 24.1 million	24.1 – 24.2 million

As previously announced, Stanley will conduct a conference call today at 5:00 p.m. EDT to discuss fiscal first-quarter 2010 results. Analysts and institutional investors may access the call by dialing (888) 680-0879 (U.S.) or (617) 213-4856 (international) and entering pass code 34466035. The conference call will be broadcast simultaneously on the Investor Relations page of the company’s website, www.stanleyassociates.com. Investors are advised to log on to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. An archive of the webcast will be available for one week following the live event.

About Stanley, Inc.

Stanley (NYSE: SXE) is a provider of information technology services and solutions to U.S. defense, intelligence and federal civilian government agencies. Stanley offers its customers systems integration solutions and expertise to support their mission-essential needs at any stage of program, product development or business lifecycle through five service areas: systems engineering, enterprise integration, operational support, business process outsourcing, and advanced engineering and technology. Headquartered in Arlington, Va., the company has approximately 4,800 employees at over 100 locations in the U.S. and worldwide. Stanley has been recognized by FORTUNE® magazine as one of the “100 Best Companies to Work For” from 2007 through 2009. Please visit www.stanleyassociates.com for more information.

Any statements in this press release about our expectations about future financial performance, plans and prospects, including statements containing the words “estimates,” “anticipates,” “plans,” “expects” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the Securities and Exchange Commission (SEC), and additional filings we make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. Except as required by law, we assume no obligation to update publicly or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

Stanley Reports Financial Results for First Quarter of Fiscal Year 2010

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	June 26, 2009	June 27, 2008

Revenues	$208,747	$172,566

Operating costs and expenses:
Cost of revenues	173,089	145,760
Selling, general and administrative	14,092	10,659
Depreciation and amortization	2,830	1,841
Total operating costs and expenses	190,011	158,260
Operating income	18,736	14,306

Other income (expense):
Other income	3	2
Interest income	37	125
Interest expense	(1,147)	(536)
Total other expenses	(1,107)	(409)
Income before taxes	17,629	13,897

Provision for income taxes	(6,965)	(5,580)
Net income	$10,664	$8,317

Earnings per share:
Basic	$0.46	$0.37
Diluted	$0.45	$0.35

Weighted-average shares:
Basic	23,172	22,676
Diluted	23,844	23,649

Stanley Reports Financial Results for First Quarter of Fiscal Year 2010

Condensed Consolidated Balance Sheets

(unaudited)

 (in thousands)

	June 26, 2009	March 31, 2009
Assets

Current Assets:
Cash	$4,636	$1,811
Accounts receivable - net	196,132	187,680
Prepaid and other current assets	5,367	6,766
Total current assets	206,135	196,257

Property and equipment - net	19,802	19,552
Goodwill	262,705	262,705
Intangible assets - net	14,078	15,557
Deferred taxes	4,183	4,212
Other assets	4,257	3,269
Total assets	$511,160	$501,552

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$17,062	$21,528
Accrued expenses and other liabilities	82,084	79,841
Current portion of long-term debt	1,000	1,000
Income taxes payable	5,444	2,034
Total current liabilities	105,590	104,403

Line of credit	129,000	135,030
Long-term debt — net of current portion	34,500	34,500
Other long-term liabilities	10,252	10,396
Total liabilities	279,342	284,329

Commitments and contingencies
Stockholders’ equity:
Common stock	239	238
Additional paid-in capital	100,842	96,957
Retained earnings	132,098	121,434
Accumulated other comprehensive loss	(820)	(886)
Less: treasury stock	(84)	—
Deferred compensation	(457)	(520)
Total stockholders’ equity	231,818	217,223
Total liabilities and stockholders’ equity	$511,160	$501,552

Stanley Reports Financial Results for First Quarter of Fiscal Year 2010

Organic Revenue Growth Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	June 26, 2009	June 27, 2008	Percent Growth
Total revenues, as reported	$208,747	$172,566	21%
Plus: Revenues from acquired companies for the comparable prior year period	—	26,052

Organic revenues	$208,747	$198,618	5%

Stanley Reports Financial Results for First Quarter of Fiscal Year 2010

EBITDA Reconciliation

(unaudited)

(in thousands)

	Three Months Ended
	June 26, 2009	June 27, 2008

Net income	$10,664	$8,317
Provision for income taxes	6,965	5,580
Interest expense	1,147	536
Interest income	(37)	(125)
Other income	(3)	(2)
Depreciation and amortization	2,830	1,841

EBITDA	$21,566	$16,147

Revenues	$208,747	$172,566

EBITDA Margin	10.3%	9.4%

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